Exhibit 6
AGREEMENT OF SUBSTITUTION AND AMENDMENT OF
COMMON SHARES RIGHTS AGREEMENT
     This Agreement of Substitution and Amendment is entered into as of March 6, 2006, by and between Trinity Industries, Inc., a Delaware corporation (the “Company”) and American Stock Transfer and Trust Company, a New York banking corporation (“AST”).
RECITALS
A.	On or about March 11, 1999, the Company entered into a Common Shares Rights Agreement (the “Rights Agreement”) with The Bank of New York, replaced effective January 1, 2003 by Wachovia Bank, National Association (the “Predecessor Agent”) as rights agent.

B.	The Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 21 of the Rights Agreement.

C.	The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.
AGREEMENT
     NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
1.	Section 21 of the Rights Agreement is hereby amended to provide that any successor rights agent shall, at the time of its appointment as rights agent, have a combined capital and surplus of at least $25 million.

2.	The Company hereby appoints AST as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3.	AST hereby accepts the appointment as rights agent pursuant o Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

4.	From and after the effective date hereof, each and every reference in the Rights Agreement to a “Rights Agent” shall be deemed to be a reference to AST.

5.	Section 26 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed):

If to the Company:	James E. Perry
Vice President and Treasurer
2525 Stemmons Freeway
Dallas, TX 75207

with a copy to:	Michael G. Fortado
Vice President and Secretary
2525 Stemmons Freeway
Dallas, TX 75207

If to AST:	American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attention: Corporate Trust Department
6.	Except as expressly modified herein, the Rights Agreement shall remain in full force and effect.

7.	This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date indicated above.

TRINITY INDUSTRIES, INC.
By:	/s/ James E. Perry
Name:	James E. Perry

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Authorized Signatory
Name: